Exhibit 99.1

Rule l0b5-1 Purchase Plan

This Rule 10b5-1 Purchase Plan (“Plan”) is adopted by Holding Wilson, S.A. (“Purchaser”) on September 8, 2008, in order to establish a systematic program by which Oppenheimer & Co. Inc., (“Oppenheimer”) will use its reasonable best efforts to purchase on Purchaser’s behalf the shares of common stock (“Stock”) of Gaming Partners International Corporation (NASDAQ: GPIC) (“Issuer”).

A.        Purchase Program

1.         Purchaser’s purchase program relates to the purchase of shares of Stock as specified in Exhibit A.

2.         Purchaser is giving Oppenheimer authority to act as Purchaser’s agent under this Plan.  Purchaser has consulted with Purchaser’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Oppenheimer or any person affiliated with Oppenheimer in connection with, Purchaser’s adoption and implementation of this Plan.  In this regard, Purchaser acknowledges that Oppenheimer has not provided any tax, legal accounting or investment advice to Purchaser in connection with the transactions to be effected under this Plan, including whether Purchaser would be entitled to any of the affirmative defenses under Rule l0b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.         Purchaser agrees to deliver $ 1,950,000.00 prior to commencement of purchase of stock under the Plan.  Purchaser acknowledges that Oppenheimer will not effect any purchase under this Plan if the funds for the purchase of shares are not provided to Oppenheimer  Purchaser agrees to pay Oppenheimer the commission per share of Stock indicated on Exhibit A. Oppenheimer may deduct its commission and applicable transaction fees from Purchaser’s account.

4.         The purchase prices and shares of Stock to be purchased will be adjusted in the event Purchaser notifies Oppenheimer on a timely basis of a Stock split or other recapitalization affecting the Stock (“Recapitalization”).

5.         Purchaser acknowledges that Oppenheimer may refrain from purchasing Stock during the term of this Plan due to: (a) a legal, contractual or regulatory restriction applicable to Purchaser or Oppenheimer, (b) any other event as a result of which the Issuer has notified Oppenheimer that trading in the Stock must be suspended, (c) a market disruption (including, without limitation, a halt or suspension of trading in the Stock imposed by a court, governmental agency or self-regulatory organization) or (d) rules governing order execution priority on the NASDAQ Stock Market or the New York Stock Exchange (whichever is applicable).  If any of these events ceases to be applicable during the term of this Plan (“Term”) or, in the case of a trading suspension imposed by the Issuer, if notified in writing by the Issuer that such suspension has terminated, Oppenheimer will resume its purchase activity to the extent it is reasonably able to do so and still be able to provide best execution.

6.         Purchaser agrees to notify Oppenheimer’s compliance office by telephone at the number set forth in Exhibit B below as soon as practicable if Purchaser becomes aware of the occurrence of an event that would prohibit any purchase of shares of Stock under this Plan, including, but not limited to, any legal, contractual or regulatory restriction (other than any such restriction relating to Purchaser’s possession or alleged possession of material non-public information about the Issuer or its securities).  Such notice will indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Purchaser and will not in any way communicate any material nonpublic information about the Issuer or its securities to Oppenheimer  Such notice will be in addition to the notice required to be given to Oppenheimer by the Issuer pursuant to the Issuer Representation set forth as Exhibit B to this Plan

B.         Issuer Representations

As a condition precedent to Oppenheimer’s acceptance of this Plan, the Issuer must execute the Issuer Representation in the form attached to this Plan as Exhibit B.

C.        Modification and Termination

1.         This Plan may not be modified unless: (a) Purchaser provides Oppenheimer with five (5) business days prior written notice, (b) Purchaser and Oppenheimer agree to such modification in writing and (c) the Issuer approves such modification in writing.  Purchaser agrees that, and any such modification will contain the Purchaser’s representation that, as of the effective date of the modification, he or she knows of no material non-public information regarding the Issuer or any of its securities (including the Stock).

2.         This Plan will be deemed an effective contract and binding agreement with Oppenheimer only upon written approval by its compliance office.  No Purchase Period (as designated in Exhibit A) may commence until two (2) business days after Purchaser adopts this Plan, but in no event will purchases commence until Oppenheimer signs this Plan.  This Plan will terminate upon the occurrence of the first of the following dates or events: (a) if the Purchaser is a natural person, the date upon which Oppenheimer receives notice of Purchaser’s death, (b) the date specified in Exhibit A on which all purchases under this Plan will cease, (c) any purchase effected pursuant to this Plan that violates (or in the opinion of counsel to the Issuer or Oppenheimer is likely to violate), Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), Regulation M or any other applicable Federal or State law or regulation, (d) Purchaser fails to comply with its obligations under this Plan, (e) Issuer and/or the Purchaser enter into a contract that prevents or materially restricts purchases of Stock by Purchaser under this Plan, (f) two (2) business days after the date on which Oppenheimer receives written notice that Purchaser has terminated this Plan (which may be for any reason), (g) two (2) business days after Oppenheimer notifies the Purchaser in writing that Oppenheimer has terminated this Plan (which may be for any reason), (h) two (2) business days after the date on which Oppenheimer receives notice that Purchaser has filed a petition for bankruptcy or the adjustment of Purchaser’s debts, or a petition for bankruptcy has been filed against Purchaser and has not been dismissed within thirty (30) calendar days of its filing, (i) two (2) business days after the date on which Purchaser or the Issuer notifies Oppenheimer that the Issuer or any other person has publicly announced a tender or exchange offer with respect to the Stock, (j) two (2) business days after the date on which Purchaser or the Issuer notifies Oppenheimer that the Issuer has made a public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock will be exchanged or converted into shares of another company and (l) two (2) business days after the date on which Oppenheimer receives written notice that the Issuer has withdrawn its Issuer Representation.  The provisions of Section D (Representations and Warranties); F (Indemnification and Limitation of Liability; No Advice); and H (Miscellaneous) shall survive any termination of this Agreement.

D.        Representations and Warranties

Purchaser makes the following representations.  The representation in Subsection (a) of this Section D is made on the date this Plan is adopted (the “Adoption Date”).  The remaining representations are made on the Adoption Date and are deemed to be re-stated during the Term.

(a)        He/she is not aware on the date he/she adopts this Plan of any material nonpublic information with respect to the Issuer or any of its securities (including the Stock), (b) he/she is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent Oppenheimer from conducting purchases throughout the Term in accordance with Exhibit A, (c) he/she is entering into this Plan in good faith for the purpose of establishing a trading plan that complies with the affirmative defense conditions of clause (c) of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”), and not as part of a plan or scheme to evade the prohibitions of, Rule l0b5-1, (d) there is no litigation, arbitration or other proceeding pending, or to Purchaser’s knowledge threatened, that would prevent or interfere with purchases of Stock under this Plan, (e) he/she has not entered into or altered a corresponding or hedging transaction or position with respect to the Stock, and agrees not to enter into or alter any such transaction or position while this Plan is in effect, (g) he/she will not (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a “Financial Institution”), (ii) instruct another Financial Institution to purchase or sell Stock or (iii) adopt a plan for trading with respect to Stock other than this Plan, and (h) he/she does not have authority, influence or control over any purchases of Stock effected by Oppenheimer pursuant to this Plan, and will not attempt to exercise any authority, influence or control over such purchases, nor will Purchaser communicate, directly or indirectly, any information relating to the Stock or the Issuer to any employee of Oppenheimer or its affiliates who is involved, directly or indirectly, in executing this Plan at any time while this Plan is in effect.

E.         Exchange Act Filings

Purchaser agrees to make, or to assist Issuer in making, all filings required under Sections 13(d), 13(g) and 16 of the Exchange Act (e.g., Schedules 13D or l3G, and Forms 4 and 5) with respect to purchases under this Plan.  Oppenheimer will not be responsible to make or review any of these filings.

F.         Indemnification and Limitation of Liability; No Advice

1.         Purchaser agrees to indemnify and hold harmless Oppenheimer (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees and costs as well as any other expenses reasonably incurred in connection with defending or investigating any such claim, liability, loss, damage or expense) (collectively, “Loss”) arising out of or attributable to: (a) Oppenheimer’s performance of its obligations under this Plan, except for any Loss caused by the gross negligence or willful misconduct of Oppenheimer, (b) any material breach by Purchaser of this Plan (including Purchaser’s representations and warranties), and (c) any violation by Purchaser of applicable laws or regulations.

2.         Regardless of any other term or condition of this Plan, Oppenheimer will not be liable to Purchaser for:  (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (b) any failure to perform or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.”  In addition, Oppenheimer will not be liable to Purchaser in the event purchases of Stock under this Plan violate the Issuer’s insider trading policies.

3.         Purchaser acknowledges and agrees that in performing Purchaser’s obligations under this Plan, neither Oppenheimer nor any of its affiliates nor any of their respective officers, employees or other representatives is acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor, or otherwise) with respect to Purchaser or Purchaser’s assets.

G.        Method of Communication

Except as otherwise specifically provided in this Plan, any communications required or permitted hereunder may be in writing or made orally, provided that any communications made orally must be confirmed in writing within one business day of such communication.  Such written communications shall be directed to the parties specified in Exhibit C.

H.        Miscellaneous

1.         This Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

2.         This Plan (including all Exhibits) together with the Oppenheimer Client Agreement (the “Client Agreement”), which is hereby incorporated by reference, constitutes the entire agreement between the parties with respect to this Plan and supersedes any previous or contemporaneous agreements or understandings with respect to this Plan, whether written or oral.  In the event that the terms and conditions of this Plan conflict with the terms and conditions of the Client Agreement or any other agreement between Purchaser and Oppenheimer, the terms and conditions of this Plan will govern with respect to implementation of this Plan.

3.         This Plan and each party’s rights and obligations under this Plan may not be assigned or delegated without the written permission of the other party and will be for the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

4.         Purchaser and Oppenheimer acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

5.         This Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures on all counterparts were upon the same instrument.

6.         If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Plan will continue and remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

PURCHASER

Signature:	/s/ Alain Thieffry

Print Name:	Holding Wilson-alain Thieffry

Title:	President of the Executive Board

Oppenheimer & Co. Inc.

By:	/s/ Nina H. Todaro

Print Name:	Nina H. Todaro

Title:	Vice President

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